Exhibit 10.11.

FORM OF WAIVER AGREEMENT

November __, 2021

FOURTH WAVE ENERGY, INC.

75 E Santa Clara St., 6th Floor

San Jose, CA 95113

Attn: J. Jacob Isaacs, Chief Executive Officer

VIA ELECTRONIC MAIL

Re: Waiver

Dear Mr. Issacs:

Reference is made to that certain Securities Purchase Agreement, dated as of ________, 2021 (the “Purchase Agreement”), among Fourth Wave Energy, Inc., a Nevada corporation (the “Company” or “you”) and ____________(the “Buyer” and together with the Company, the “Parties”), pursuant to which the Company issued to the Buyer that certain Convertible Promissory Note, dated _____, 2021, in the principal amount of $_________ (the “Note”).

Buyer is aware that during the period September 17, 2020 through November , 2021 the Company has entered into notes materially similar to the Note with other investors (the “ Other Notes”) for the purpose of facilitating a proposed merger between the Company and EdgeMode, Inc., a Wyoming corporation (“EdgeMode”) and that the holders of Other Notes will be executing waiver letters similar to this letter. Schedule A contains a list of the holders of the Note and the Other Notes.

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Buyer hereby agrees that none of the Events of Default set forth in the Note will be deemed to have taken place by reason of the execution of the Other Notes and related documents..By way of example, the execution of the Other Notes and related documents will not trigger any defaults under the Note or any related documents pursuant to (i)Section 3.13 of the Note or any other Cross Default provision, or (ii) Section 4.10 of the Note or any other Variable Security Blocker provision Similarly, the execution of the the Other Notes and related documents will not trigger any anti-dilution rights under Section 1.6(d) of the Note or any other anti-dilution provision contained in any related document.. Buyer further agrees that the execution of a definitive Merger Agreement among the Company and EdgeMode and the closing thereunder will not trigger an Event of Default under Section 1.6(a) of the Note or any related document.

In connection with the foregoing, the Buyer confirms that upon the execution hereof by the Parties, no Event of Default will exist under the Note or any related documents.

The waiver set forth in this letter, unless otherwise provided herein, constitutes a one-time waiver and is limited to the matters expressly waived herein and should not be construed as an indication that the Buyer has agreed to any modifications to, consent of, or waiver of any other terms or provisions of the Purchase Agreement or the Note or of the terms of any other agreement, instrument or security or any modifications to, consents of, or waiver of any default that may exist or occur thereunder.

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This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to choice of law principles. Any dispute arising under or relating to or in connection with this letter agreement shall be subject to the exclusive jurisdiction and venue of the State and/or Federal courts located in New York. This letter agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

Very truly yours,

By:______________________
Name:
Title:

Acknowledged and Agreed:

Fourth Wave Energy, Inc.

By:     ______________________

Name: J. Jacob Isaacs

Title: Chief Executive Officer

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